Exhibit 99.1

iBio Highlights Data from a Non-human Primate Study Supporting IBIO-610’s Potential to Preserve Muscle in Combination with GLP-1 Therapy

In an eight-week obese NHP study, lean mass made up 6% of weight lost with IBIO-610, an Activin E antibody, plus semaglutide, versus 22% with semaglutide alone

iBio expects to start first-in-human trials of IBIO-610 in first half of 2027

SAN DIEGO, Oct. 13, 2026 -- iBio, Inc. (NASDAQ: IBIO), a clinical-stage biotechnology company developing long-acting antibody therapeutics for obesity, cardiometabolic and cardiopulmonary diseases, highlighted preclinical body-composition data from its obese non-human primate (NHP) study evaluating IBIO-610, potentially a first-in-class Activin E antibody candidate, alone and in combination with semaglutide, a GLP-1 receptor agonist used to treat obesity. The data were discussed in an oral presentation at the European Association for the Study of Diabetes (EASD) Annual Meeting on October 1, 2026.

“While GLP-1 therapies have transformed obesity care, patients still need additional options to improve the quality of weight loss,” said Martin Brenner, DVM, Ph.D., Chief Executive Officer and Chief Scientific Officer of iBio. “In this NHP study, IBIO-610 delivered durable, near-complete inhibition of active Activin E, and when combined with semaglutide, nearly all observed weight loss came from fat. We plan to begin first-in-human studies in the first half of 2027. Our focus is on translating this biology into a potential new therapeutic option for patients living with obesity and cardiometabolic disease.”

Additional analysis of the eight-week obese NHP study (n=6 per group) further characterized the potential for IBIO-610 to support muscle preservation when combined with semaglutide. At week 8, fat accounted for 93% of the weight lost by NHPs given a single dose of IBIO-610 alongside twice-weekly semaglutide, compared with 77% for NHPs given semaglutide alone.

These results build on previously reported data from this NHP study, in which IBIO-610 demonstrated a 97% reduction in serum levels of active Activin E at week 8 following a single intravenous dose. The study also found that IBIO-610 had a 33.2-day half-life in NHPs, with a projected human half-life potentially supporting twice-yearly dosing.

About iBio, Inc.

iBio (Nasdaq: IBIO) is a clinical-stage biotechnology developing long-acting antibody therapeutics for obesity, cardiometabolic and cardiopulmonary diseases, cancer, and other hard-to-treat diseases. Combining advanced antibody engineering with AI-driven discovery,

iBio is advancing a differentiated pipeline designed to deliver sustained therapeutic effects and address significant unmet medical needs. iBio’s mission is to transform drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine.

For more information, visit www.ibioinc.com or follow us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about IBIO-610’s potential to preserve muscle in combination with semaglutide, a GLP-1 receptor agonist used to treat obesity; IBIO starting first-in-human trials of IBIO-610 in the first half of 2027; translating the biology into a potential new therapeutic option for patients living with obesity and cardiometabolic disease; IBIO-610 having a projected human half-life potentially supporting twice-yearly dosing; and iBio’s transforming drug discovery, accelerate development timelines, and unlock new possibilities in precision medicine. These statements reflect iBio’s current expectations and assumptions and are subject to risks and uncertainties that could cause actual results to differ materially, including the possibility that findings in NHPs will not be replicated in humans; IBIO’s ability to start first-in-human trials of IBIO-610 in the first half of 2027, risks of product development and regulatory approval, and the other risks described in iBio’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2026. Forward-looking statements speak only as of the date of this release. iBio undertakes no obligation to update them except as required by law.

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